Exhibit 99.1

Press Release

Who's Your Daddy(R), Inc. Provides Company Outlook

Tuesday October 16, 8:30 am ET

Company Announces 1-for-6 Reverse Stock Split

SAN DIEGO, CA--(MARKET WIRE)--Oct 16, 2007 -- Who's Your Daddy, Inc. (OTC BB:WYDY.OB - News) today provided an overview of the Company's current condition and an outlook for the future.

Edon Moyal, CEO of Who's Your Daddy, commented that: "Our products are well received and we are positioned to resume the growth in revenues that we have been expecting. We remain optimistic about our future, but it is time for us to change the way we run the Company and to take steps to restructure and reposition the Company. I wanted to take this opportunity to provide management's viewpoint on where we stand on various issues and what we are going to do differently in the future."

Reverse Split

The Company's Board of Directors approved a one-for-six reverse split of its common stock, which was approved by a majority of the Company's shareholders in a shareholder consent as required by Nevada law. The Company anticipates that its common stock will begin trading on a split-adjusted basis by the end of October. The details of this reverse split will be covered in an upcoming press release. Following the split, the Company will have approximately seven million shares outstanding.

This reverse split is a key component of the Company's intent to make the Company more attractive to a wider array of capital sources, particularly funds and institutions that require a minimum stock price, and to position the Company's stock to move from the Bulletin Board to the American Stock Exchange or NASDAQ.

Internal

As noted in the press release for the revised second quarter results, one of our immediate goals is to strengthen our internal controls and systems. This improvement needs to be in all areas, not just in the financial area. The tripling of dollar flows and five-fold increase in stock issuances during the Second Quarter clearly overwhelmed our already weak controls.

We are going to devote more resources to the financial function and upgrade our accounting systems to better handle anticipated growth. We are implementing immediate steps to improve our internal communication and documentation to ensure that we run our operations more efficiently, quickly identify and resolve problems, and take advantage of opportunities. We will develop and implement a business plan with accountability for results extended to all levels of the organization. We are going to examine our strengths and weaknesses at every level of the Company and we will make changes where they are needed at all levels, including top management.

Our revenues in the quarter ending September 30, 2007 were negatively impacted because we didn't have the capital to properly staff our field sales operations and pay the slotting fees required to get orders and shelf space from large retail chains. As an example, if we assume slotting fees of $100,000 to obtain twelve months of shelf space, an initial order of $600,000, and the 44% gross margin we realized in the second quarter, the initial cash outlay of $100,000 would result in at $264,000 cash margin on the initial order alone, not counting additional orders in that 12-month period.

To obtain capital, we are actively pursuing short-term bridge financing of approximately $1 million and a $5 million equity financing. We believe that if we can obtain this financing, we should have sufficient capital to grow revenues to the point where we can be near or at breakeven net income.

External

During the Second Quarter, we paid approximately $202,000 to the IRS for accrued federal payroll taxes and the Company is on a six-month installment plan for payment of the approximately $28,000 remaining in such taxes.

On February 13, 2007, an Arbitrator awarded Sacks Motorsports Inc. $1,790,000 related to a promotional agreement between the Company and Sacks. This amount was taken as a marketing expense in the quarter ending December 31, 2006 and is fully reserved on the balance sheet. In the three months ending September 30, 2007, we filed a motion related to this arbitration award with the judge in U.S. District Court. This judge has allowed us to file an amended petition for us to conduct discovery regarding significant new evidence that we believe is likely to have the award reversed or significantly reduced.

We have entered into a letter of intent to acquire a distributor in Utah who also acts as a master distributor in the Rocky Mountain region. Our sales to this distributor were 60% of our revenues for the Second Quarter and 53% of our revenues for the six months ending June 30, 2007. Upon completion of satisfactory due diligence and documentation, we expect that this acquisition will be completed in the next few weeks.

Our products are well established in this region and acquiring this distributor gives us direct control over sales in the region, which allows us to realize higher profit margins by selling at distributor prices rather than the wholesale prices we previously received. We recognize the risks in expanding our business while we are working on improving our controls and procedures, but the acquisition opportunity was available now and we felt it best to proceed.

We had an agreement in principal to acquire a distributor in San Diego, but we have elected not to proceed with that acquisition. This distributor is effectively ceasing operations and owes us approximately $117,000. To offset the debt, we took back approximately $50,000 in wholesale value of our products. The Company will continue to service their main accounts until we secure a distributor for this region.

Markets and Marketing

The market for energy drinks was $5 billion in 2006 and grew 43% from 2005, according to Beverage Digest. Most industry sources believe that strong growth has continued into 2007 and is expected for future years as well. While there are clearly market leaders, there is also a significant portion of this market that is fragmented and available to companies such as ours. Even a 1%-2% market share at 2006 levels translates into $50 million to $100 million in annual revenues.

Marketing is very important in the beverage business. We signed a contract with Ashe Marketing Group that was producing great value and marketing opportunities, but our constrained cash flow forced us to put that program on hold. We expect to continue with that marketing campaign and anticipate that it will result in extensive opportunities for us to further establish our brand, expand into new markets, and reach our targeted demographic audience.

Products

We are actively testing new flavors and we are on the way to expanding our product line with formulations that offer unique tastes and antioxidant properties. Expansion of the product line increases brand recognition and makes us more attractive to distributors and retailers because the additional products allow for additional revenues for them.

We are actively looking into new product lines that are a strategic fit with our energy drinks and allow us to capitalize on the readily recognizable and trademarked "Who's Your Daddy" name. The most promising products identified so far are nutritional energy bars and the "energy shot," which is a concentrated energy drink. We believe that both products have the potential for additional revenues with strong profit margins.

Moving Forward

We are moving forward with confidence to make these changes to strengthen and reposition the Company. We have accomplished much in the past year in completely retiring all long-term debt, adding top-tier distributors to our network, expanding our product line, and adding to the strength of the management team and board of directors. Our products and brand are gaining traction in the market and the Second Quarter saw the highest gross revenues in the Company's history. We have also taken a number of steps that have the potential for future revenue growth.

Our success with customized retail programs has led us to pursue direct sales with a number of retail chains. These direct sales offer the ability to expand our territorial reach by using the retailer's internal distribution capabilities and potentially adding distributors in new areas to service the retailer.

We have recently engaged established broker representatives across the U.S. in the vending and food service areas, which allows us to expand into those markets without increasing costs. In addition, we engaged an experienced broker that specializes in selling to the U.S. military, which annually purchases millions of dollars of energy drinks. We have initiated international sales of our products with the sale and shipment of a full container (approximately 1,600 cases) to Kuwait.

We look forward to the release of the latest version of our website in the near future, which will allow customers to order our full line of energy drinks online.

We appreciate the support of our shareholders and we look forward to better communicating with you as we turn the strong potential of our Company into tangible results.

About Who's Your Daddy, Inc.

Who's Your Daddy, Inc. is a brand management company focused on the marketing, production and distribution of the "Who's Your Daddy®" "King of Energy™" line of beverages for the rapidly growing $5 billion U.S. energy drink market. Both our unique cranberry-pineapple and green tea flavors are available in regular and diet versions. We currently hold trademarks for a variety of products worldwide. Who's Your Daddy, Inc. stock is traded publicly under the "WYDY" ticker symbol. For more information, go to (www.whosyourdaddyinc.com;www.kingofenergy.com). The Company's blog site is at www.kingofbloggers.com

This document contains "forward-looking statements" related to future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are uncertain. Particular uncertainties which could adversely or positively affect our future results include: consumer tastes, availability of production, liquidity, general economic conditions, and the activities of competitors. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contact:
Contact:
Who's Your Daddy, Inc.
Dan Fleyshman
President
760-438-5470
info@whosyourdaddyinc.com